Exhibit 10.1

SPONSORED PROJECT AGREEMENT

Sponsor Agreement Number (if any): N/A

NC State RED Number: PAM-P24-003709

This Sponsored Project Agreement is entered into by and between North Carolina State University, Raleigh North Carolina (hereinafter called “University”), and 60 Degrees Pharmaceuticals INC with a principal place of business at 1025 Connecticut Avenue NW Suite 1000, Washington DC, 20036 (hereinafter called “Sponsor”) (Individually referred to as a “Party” and collectively hereinafter called “Parties”).

RECITALS

A.	The project contemplated by this Agreement is of mutual interest and benefit to University and Sponsor and will further the instruction, research and public service objectives of University in a manner consistent with its status as a public educational institution; and

B.	Sponsor desires to provide non-federal funding in support of this project in exchange for receiving certain rights in the results.

NOW, THEREFORE, the Parties agree as follows:

1.	Project Field of Research

University agrees to use reasonable effort to conduct the project as described in the proposal entitled “Prevalence and characterization of Babesia species in blood samples from people with chronic illness, severe fatigue (CFS or Chronic Fatigue Syndrome), and neurological symptoms” (hereinafter called “Project”) that is hereby incorporated into this Agreement as Appendix “A.”

2.	Principal Investigator

############# will serve as Principal Investigator and will supervise the Project. If for any reason the Principal Investigator is unable to continue to serve and a successor acceptable to both Parties is not available, this Agreement may be terminated as hereinafter provided.

3.	Period of Performance

The Project will begin on June 1, 2024. It will be completed by May 31, 2025. This period of performance will be subject to renewal or extension only by written approval of the Sponsor. Said approval may be granted by an authorized representative of the Sponsor via email correspondence, letter of approval, or written modification in accordance with Article 18.

4.	Payments, Fixed Price

(a)	In consideration of University’s performance hereunder, Sponsor agrees to pay the University the firm fixed price of $75,240.00. University agrees not to exceed this amount without prior written authorization of Sponsor.

(b)	The University will provide invoices to Sponsor in accordance with the schedule below, and invoices should be paid by Sponsor within thirty (30) days of receipt:

$37,620 upon execution of this Agreement

$22,572 six (6) months from the Agreement start date

$15,048 at the Agreement end date

University shall send Sponsor invoices to the following individual using the contact information provided below:

Attention: #############

60 Degrees Pharmaceuticals, INC

1025 Connecticut Ave NW, Suite 1000

Washington DC, 20036

Phone: #############

Email: #############@60degreespharma.com

Sponsor shall submit Payments to University using the address below:

North Carolina State University

Office of Contracts & Grants

Campus Box 7214

2601 Wolf Village Way, Suite 240

Raleigh, NC 27695-7214

Submit financial questions to a Contracts & Grants Authorized Representative via telephone at 919-515-2153, or via email at cnghelpdesk@ncsu.edu.

(c)	University’s budget, whether or not incorporated into this Agreement, was provided for a cost estimate only. University shall have the discretion to alter said budget according to University policies in order to complete the Project. University is under no obligation to provide the Sponsor with any kind of financial reporting, supporting documentation, or justification of expenditures made in the performance of the Project as a condition of payment.

(d)	Payment not received after thirty (30) days of receipt of an invoice shall be deemed late and may be subject to collections and attorney’s fees. University reserves the right to terminate this Agreement, pursuant to the provisions of Article 10, described herein, should payment be delayed, without cause and/or mutual agreement by both Parties, by more than sixty (60) days from the due dates described above.

5.	Export Controls and Confidentiality

(a)	The Sponsor does not anticipate exchanging any information, data, materials, equipment, or software that is export controlled under the Export Administration Regulations (EAR), Title 15, sections 730-774 of the Code of Federal Regulations (CFR) or the International Traffic in Arms Regulations (ITAR), 22 CFR §§ 120-130. Sponsor agrees that in addition to the requirements of paragraph (b), Sponsor will give University fifteen (15) days advance written notice of their intention to deliver any information, data, materials, equipment, software, or technology that is export controlled. University shall have the right to refuse said export-controlled information, or the right to terminate the Project in accordance with Article 10 should it be unable to meet the necessary compliance requirements.

(b)	In the performance of the Project, it may be necessary for one party to disclose information that is proprietary and confidential to the disclosing party. All such information must be disclosed in writing and designated as confidential or, if disclosed orally, must be identified as confidential at the time of disclosure and confirmed in writing and designated as confidential within thirty (30) days of such disclosure. Except as otherwise provided herein, for a period of three (3) years following the date of such disclosure, the receiving party agrees to use the confidential information only for purposes of this Agreement and further agrees that it will not disclose or publish such information except that the restrictions of this §5(b) do not apply to:

(i)	information that is or becomes publicly known through no fault of the receiving party;

(ii)	information learned from a third party entitled to disclose it;

(iii)	information already known to or developed by receiving party before receipt from disclosing party, as shown by receiving party’s prior written records;

(iv)	information for which receiving party obtains the disclosing party’s prior written permission to publish;

(v)	information required to be disclosed by court order or operation of law, including, but not limited to, the North Carolina Public Records Law; or

(vi)	information that is independently developed by the receiving party’s personnel who are not privy to the disclosing party’s confidential information.

(c)	The receiving party must use a reasonable degree of care to prevent the inadvertent, accidental, unauthorized or mistaken disclosure or use by its employees of confidential information disclosed hereunder.

6.	Reporting

University must deliver to Sponsor a final Project report in accordance with Appendix A, within ninety (90) days following conclusion of Project or early termination of this Agreement.

7.	Intellectual Property

(a)	“Intellectual Property” means all forms of intellectual property under the laws of any state or country, including but not limited to, patentable inventions, patentable plants, copyrightable works, mask works, novel plant varieties, trademarks, service marks, and trade secrets, that is conceived and actually or constructively reduced to practice by one or more employees of the University and/or Sponsor, alone or in collaboration with others, in performance of the Project. Inventorship will be determined in accordance with Title 35 of the United States Code (US Patent Law), and authorship will be determined in accordance with the US Copyright Act.

(b)	University and/or Sponsor own any Intellectual Property conceived and actually or constructively reduced to practice in the performance of the Project in accordance with the following criteria:

(i)	University or Sponsor exclusively owns title to any Intellectual Property conceived and actually or constructively reduced to practice solely by their respective employees in the performance of the Project (hereinafter called “University Intellectual Property or “Sponsor Intellectual Property”).

(ii)	University and Sponsor jointly own title to any Intellectual Property conceived and actually or constructively reduced to practice by one or more University employee and one or more Sponsor employee in the performance of the Project (hereinafter called “Joint Intellectual Property”).

(c)	Each party shall promptly disclose to the other party in writing any Intellectual Property of which it becomes aware during the term of the Project or afterwards. University Principal Investigator must disclose inventions to University Office of Research Commercialization via eDisclosure portal. University Office of Research Commercialization will disclose invention(s) to Sponsor.

(d)	The parties shall agree on the procedure to be used for the protection and administration of Joint Intellectual Property. University shall have the first right to file a patent application on Joint Intellectual Property in the names of both parties. All expenses incurred in obtaining and maintaining any patent on such Joint Intellectual Property shall be equally shared except that, if one Party declines to share in such expenses, the other Party may take over the prosecution and maintenance thereof, at its own expense, provided that title to the patent remains in the names of both Parties.

(e)	Each Party shall have the independent, unrestricted right to license to third parties any such Joint Intellectual Property without accounting to the other Party, except that the Sponsor shall be entitled to the first right to negotiate for a fee or royalty-bearing exclusive license or fee bearing option as described in Article 8(b) below.

8.	License

(a)	In consideration for sponsoring the Project, the University shall grant to Sponsor a fully paid-up, non-exclusive, non-transferable, royalty-free license (without the right to sublicense) to use all Project data and the final report from the Project owned by University, either solely or jointly, exclusively for Sponsor’s own internal, research and development purposes.

(b)	Sponsor also has the first right to negotiate for a fee or royalty-bearing exclusive license or fee bearing option to any University Intellectual Property and/or University’s interest in Joint Intellectual Property, provided that Sponsor pays all costs for the preparation, filing, prosecution and maintenance of any patents on such Intellectual Property (“Negotiation Right”). Sponsor has 90 days following disclosure of an Intellectual Property by the University to exercise its Negotiation Right (the “Negotiation Period”). The Sponsor must submit a written notice to the University, within the Negotiation Period, in order to exercise their Negotiation Right. If the Negotiation Period expires before University receives the Sponsor’s written notice exercising the Negotiation Right or as provided below, the Sponsor shall have no further rights to the Intellectual Property.

(c)	If Sponsor has not begun good faith, substantive negotiations with University for an option or license to such Intellectual Property within 90 days of the date of Sponsor’s exercising its Negotiation Right in accordance paragraph 8(b), the University may, in its sole and unfettered discretion, terminate Sponsor’s Negotiation Right.

(d)	Further, if Sponsor and University have not negotiated a mutually agreeable license or option agreement on or before twelve months from the disclosure of the Intellectual Property by the University, then University may, in its sole and unfettered discretion, terminate Sponsor’s Negotiation Right. Sponsor is only obligated to pay expenses incurred and noncancelable obligations that have accrued up to the date that University terminates Sponsor’s Negotiation Right.

9.	Publications

University has the right to publish any of the results of the Project. University must furnish Sponsor with a copy of any proposed publication or public disclosure, at least sixty (60) days in advance of the proposed publication date to allow for the protection of Sponsor’s proprietary, confidential, or information that if published within sixty (60) days would have an adverse effect on a patent application in which Sponsor owns full or part interest, or intends to obtain an interest from University pursuant to this Agreement. In the event that Sponsor notifies the University in writing that the proposed publication or presentation contains Sponsor confidential information as described in Article 5, the University shall remove the identified Sponsor confidential information from the draft prior to such publication or presentation. In the event Sponsor requests a delay in publication to file for patent protection, a written request must be submitted to the University’s Office of Research Commercialization with a copy to the University’s Principal Investigator and the University and the Principal Investigator shall refrain from making such publication or presentation for a maximum of ninety (90) days from the receipt of such request, and Sponsor shall indicate with specificity to what manner and degree University may disclose said information during the ninety (90) day period.

10.	Termination

Either Party may terminate performance under this Agreement at any time upon thirty (30) days written notice to the other Party. Upon receipt of notification, University must proceed in an orderly fashion to limit or terminate any outstanding commitments. Sponsor agrees to reimburse University for all costs and noncancelable obligations including graduate assistantships, fellowships, and postdoctoral associate appointments incurred in performance of the Project prior to receipt of termination notice. University agrees to reimburse Sponsor any funds that have been received but remain unexpended at the time of termination, except for those funds needed to pay for noncancelable obligations.

11.	Use of Names

Neither Party will use the name of the other in any form of advertising or publicity related to commercial sales without the express written permission of the other party. Sponsor is advised that this Agreement is subject to the North Carolina Public Records Law and as such, the existence of this Agreement is recorded in a database accessible to the public.

12.	Notices

Any notices required to be given or which may be given under this Agreement must be in writing delivered by private overnight mail service, first-class mail, facsimile, or by electronic mail (email) addressed to the Parties as follows:

For University:	For Sponsor:

North Carolina State University

Sponsored Programs office

2601 Wolf Village Way

Campus Box 7514

Raleigh, NC 27695-7514

United States of America

Phone: #############

Fax: #############

E-mail: #############@ncsu.edu

Attention: ############# 60 Degrees Pharmaceuticals, INC 1025 Connecticut Ave NW, Suite 1000 Washington DC, 20036, USA Phone: ############# Email: #############@60degreespharma.com

13.	Independent Parties

For purposes of this Agreement the Parties are independent contractors and neither may be considered an agent or an employee of the other at any time or for any purpose. No joint venture, partnership or like relationship is created between the Parties by this Agreement.

14.	Assignment

This Agreement is binding upon and inures to the benefit of the Parties and may be assigned only to the successors to substantially the entire business and assets of the respective Parties. Any other assignment by either party without the prior written consent of the other party is void.

15.	Governing Law

This Agreement is acknowledged to have been made and must be construed and interpreted in accordance with the laws of the State of North Carolina, without regard for its conflict of laws provisions, provided that all questions concerning the construction or effect of patent applications and patents shall be decided in accordance with the laws of the country in which the particular patent application or patent concerned has been filed or granted, as the case may be.

16.	Liability

(a)	The Sponsor will indemnify, defend, and hold harmless University, its trustees, officers, employees and agents from and against any liabilities, damages, or claims (including attorneys’ fees) arising out of injuries (including death) or property damage suffered by any person arising out of Sponsor’s use or possession of the results or inventions produced hereunder or as a result of Sponsor’s negligence or willful misconduct.

(b)	Notwithstanding any other provision of this Agreement, the liability of the University, as an agency of the State of North Carolina, for any injury or damage arising out of this Agreement or the University’s performance of the Project is subject to the immunities, procedures and limitations of the North Carolina Tort Claims Act, GS §143-291 et seq. The University does not waive any rights or defenses under this Act.

(c)	All work under this Agreement will be classified as research. University disclaims all warranties, whether express or implied, including without limitation warranties of merchantability, fitness for a particular purpose, and freedom from infringement, as to any information, result, design, prototype, product or process deriving directly or indirectly and in whole or part in connection with work accomplished under this Agreement.

17.	Order of Precedence

If any provisions stated in this Agreement, resulting Sponsor purchase orders, and/or appendices are in conflict, the order of precedence, beginning with the first to last, shall be (1) this Agreement, and (2) Appendix A. The Parties understand and agree that any purchase order or similar document issued by Sponsor, even if signed by University, will be for the sole purpose of establishing a mechanism for payment of any sums due and owing hereunder. Notwithstanding any of the terms and conditions contained in said purchase order, the purchase order will in no way modify or add to the terms and conditions of this Agreement.

18.	Entire Agreement

This Agreement, including appendices, embodies the entire understanding of the Parties for this Project, superseding any prior or contemporaneous representations, either oral or written regarding this matter. Unless otherwise specified herein, written modifications, signed by both Parties will affect changes to this Agreement.

19.	Counterparts and Electronic Signatures

This Agreement, agreements ancillary to this agreement, and related documents entered into in connection with this agreement are signed when a party’s signature is executed by authorized representatives of the parties via DocuSign, PDF format, or other electronic signature method and delivered by facsimile, e-mail, or another electronic medium. These signatures must be treated in all respects as having the same force and effect as original signatures. This Agreement may be executed by the in separate counterparts, each of which when so executed and delivered will be an original, but all such counterparts will together constitute one and the same instrument.

20.	Severability

If any provision of this Agreement is held to be unenforceable for any reason, that unenforceability shall not affect the enforceability of any other provision of this Agreement, and the Parties shall negotiate in good faith to substitute an enforceable provision with similar terms.

21.	Survival

The rights and obligations of the Parties that have accrued prior to the expiration or termination of this Agreement shall survive the expiration or termination of this Agreement.

22.	Remedies and Waiver

The remedies provided in this Agreement are not exclusive and the Party suffering from a breach or default of this Agreement may pursue all other remedies, both legal and equitable, alternatively or cumulatively. No express or implied waiver by a Party of any breach or default will be construed as a waiver of a future or subsequent breach or default. The failure or delay of any Party in exercising any of its rights under this Agreement will not constitute a waiver of any such right, and any single or partial exercise of any particular right by any Party will not exhaust the same or constitute a waiver of any other right provided in this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective as of the date written in Article 3.

NORTH CAROLINA STATE UNIVERSITY		60 DEGREES PHARMACEUTICALS INC

By:	/s/ #############	By:	/s/ #############

Name:	#############	Name:	#############

Title:	#############	Title:	#############

Date:	May 10, 2024	Date:	May 10, 2024